EXHIBIT 99.2

Script — 2006 3rd Quarter and Nine-Month Financial Results Conference Call
Scheduled for 9:00 a.m. Mountain Time on Monday, November 13, 2006.

(Rick)
(Introduction)

Good morning and welcome to our 2006 third quarter and nine-month financial results conference call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “expect,” “should,” “would,” “believe,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  For more details, please refer to our third quarter news release issued on November 9, 2006 and to the Risk Factors in our SEC filings, including our most recent Form 10Q that will was filed on November 10, 2006.

Now for a recap of our third quarter results…

We are pleased to report net income in the third quarter of $752,000, or $0.07 per basic and diluted share.  That represents a positive change of more than $5.5 million over the year-ago third quarter net loss of $4.8 million, or $0.49 per basic and diluted share.

While revenue grew modestly, improvements in our restaurant operations in consonance with a sharp eye on discretionary spending dramatically increased our operating margins. In addition, our depreciation and amortization expense, as well as our interest expense declined substantially to push our results into the black. These lower levels of depreciation and amortization expense have now been normalized and we anticipate they will continue to be approximately $12 to $15 million per year for the foreseeable future.

For the third quarter, we reported a $1.0 million increase in revenue to $95.8 million from $94.8 million the same quarter last year.  This increase was attributable to a 3.2% improvement in comparable store sales year over year.  This is now our eighth consecutive quarter of positive comparable store sales.

Gross profit in Q3 increased 14.2% to $18.1 million from $15.9 million in Q3 last year.  Restaurant gross profit was the big driver here, up nearly 22% over the year-ago quarter and more than offsetting negative margins from our manufacturing and commissary operations due to higher raw materials and freight costs combined with incremental start-up costs related to new products and customers. Recently, we have relocated our Dallas commissary to a new facility that should provide both procurement and operational efficiencies. Furthermore, we successfully negotiated price increases to offset the negative impact of commodity costs to some of our third party customers. We are continuing to focus on improving the financial performance of this team and we have put additional resources and capital dollars toward that effort.

Total operating expenses declined by 15.6% in the third quarter — from $15.0 million down to $12.6 million from Q3 a year ago.  As previously noted, depreciation and amortization expense declined from $5.8 million to $2.6 million.  Impairment-related charges also declined — from $205,000 to $51,000.  We had a 9.9% increase in general and administrative expense — to $9.8 million from $8.9 million — due to higher salary, bonus, training, relocation and share-based compensation expense.  We also experienced an increase in the category of loss on sale, disposal or abandonment of assets — to $193,000 from $104,000.

Fueled by the above mentioned items, operating income increased by 520% to $5.5 million in Q3 from $885,000 a year ago.  We generated $5.1 million in cash from operations in the third quarter.

You’ll recall that in the first quarter of this year we completed a major debt refinancing in which our interest rate on all debt was reduced from 13.9% to a weighted-average effective interest rate of 9.9%.  This refinancing lowered our interest expense in the third quarter by $1.1 million — to $4.7 million from $5.8 million in Q3 a year ago.

Our cash position at the end of the third quarter improved to $7.0 million from $4.7 million at fiscal year end on January 3, 2006.  Cash equivalents increased to $4.2 million from $1.6 million, offsetting a slight decline in restricted cash  to $2.8 million from $3.1 million.  We invested $10.6 million in cash year to date for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and other corporate purposes.  And finally, we made the scheduled $475,000 principal reduction on our first lien note during Q3.

Turning now to our 9-month results…

Nine-month revenue increased to $290.8 million from $285.2 million in the same period a year ago.  We attribute this increase to 4.3% growth in comparable store sales.

Gross profit year to date increased 5.7%, or $3.0 million, to $55.2 million from $52.2 million a year ago. Restaurant gross margin was up 10.4%, partially offset by negative margins in manufacturing and commissary operations.

Total operating expenses through nine months were down $3.6 million, or 7.4%, to $44.6 million from $48.2 million. Depreciation and amortization expense decreased 27.3% year over year to $14.2 million from $19.6 million for the same reasons as those described earlier in our discussion of Q3 expenses.  As I stated earlier, we expect our annual depreciation and amortization expense to be in a range of $12.0 million to $15.0 million for the foreseeable future.

Impairment and related costs declined to $134,000 from $1.5 million in the same period last year when the Company incurred $1.3 million in impairment charges related to our Chesapeake trademarks. Loss on sale, disposal or abandonment of assets also decreased for the period, from $269,000 to $206,000.  General and administrative expense was the lone expense category to increase — up 11.8% to $30.0 million from $26.9 million — due to higher salary, bonus, training, travel, employee, distributor transition and share-based compensation expense. It is noteworthy that our 2006 results absorbed $546,000 of non-cash share based compensation expense year to date versus $52,000 in fiscal 2005.

Operating income increased 166% to $10.5 million year to date from $4.0 million last year.  We generated $9.4 million in cash from operations through the first nine months, a more than three-fold increase over $2.8 million in the same period a year ago.

We lowered our year to date interest expense by 16.2%, or $2.8 million, to $14.7 million from $17.5 million through nine months a year ago.  This improvement again reflects our lower overall effective interest rate stemming from our successful debt refinancing.  Total other expense year to date increased to $23.4 million from $17.3 million, primarily attributable to $8.8 million in costs related to our first quarter note redemption and prepayment.

Net loss year to date was $12.9 million, or $1.25 per basic and diluted share, versus a net loss of $13.3 million, or $1.35 per basic and diluted share, in the same period of 2005.  Of the $12.9 million net loss, $8.8 million represented charges for the note redemption and prepayment and $14.2 million was non-cash depreciation and amortization.

That takes care of our financial results.  As always, I’ll be available to answer questions following Paul’s remarks.  Paul…

(Paul)

Thank you, Rick, and good morning everyone.

Our transition to profitability is a welcome event, and I know I speak for everyone at New World Restaurant Group when I say it’s extremely rewarding to have reached a milestone that we’ve been working so hard to achieve since we took the helm at New World.  One of our primary goals from day one has been to build shareholder value, and the achievement of consistent profitability is obviously a key in accomplishing that goal.  As Rick pointed out earlier, with modest revenue growth during a challenging period for the industry as well as a stable cost structure, lower interest expense, and reduced charges for depreciation and amortization expense,  New World has set the table for profitability moving forward.

With our cost structure stabilized, our challenge remains to build revenue.  There are two primary ways of accomplishing this:  One is to increase revenue in our existing stores and the other is to open new stores.  We are taking actions to do both, and I’d like to touch on a few highlights.

As Rick stated earlier, comparable store sales increased 3.2% in the third quarter and 4.3% year to date. I’m sure you are aware that this growth occurred in less than ideal conditions. High energy costs, increased minimum payments on credit card debt, and the increase in interest rates on variable rate debt have caused consumers to limit both the amount and frequency of dining out. We are extremely proud of the fact that on a year over year basis, we are actually selling more products to our customers than we were a year ago.

In the third quarter, we introduced a line of frozen drinks at our Einstein Bros. Bagels restaurants. More recently, we have brought back our pumpkin bagels, muffins and cream cheese. Finally, we created a candy cane bagel just in time for the holidays. While these products hold a lot of promise for us, high quality food, hospitality and community involvement are the cornerstones of a successful restaurant. As we move into 2007, we plan on focusing on these elements of our operations more than ever. We believe that a sharp focus on these initiatives will provide us the opportunity to accelerate our growth.

During the third quarter we completed a major remodel of an Einstein Bros. Bagels store in Atlanta that raised the bar significantly.  The remodel included new menu boards, upgraded décor, improved drive-thru services, increased seating capacity and establishment of a team dedicated to developing a strong catering program — an area that holds great potential for us.  We are also enhancing and expanding our local store marketing programs, continually developing new menu items to keep our offerings fresh and interesting, and bundling products to give our customers more options.  Our initiatives in the Atlanta store are indicative of changes we will be making at additional stores as time goes on.

Our other impetus for revenue growth will come from adding new stores to our system.  Thus far in 2006 we have opened 19 new licensed locations, including 18 Einstein Bros. Bagels and one Noah’s New York Bagels, and three new Company-owned stores, including a Noah’s in Mercer Island, Washington; an Einstein Bros. in Boca Raton, Florida; and our newest store, an Einstein Bros. that opened in Chicago in October.  The Chicago store has all of the new features of the remodeled Atlanta restaurant with an emphasis on hot sandwiches and a new wireless ordering system designed to further streamline operations.

We will customize these enhancements to suit the particular layouts of other existing and new restaurants.  For the remainder of the year we anticipate opening two new company-owned restaurants — an Einstein Bros. in Phoenix and a Noah’s in Portland.  Meanwhile, we are developing potential locations for restaurants in 2006 and 2007, focusing in particular on areas such as Portland, Seattle, Atlanta, Chicago, Las Vegas, Phoenix, Washington D.C. and various areas of Florida.  In all, we project we will open 35 new restaurants in fiscal 2006, including five company stores, 28 licensed and two franchised.

In closing, I’d like to thank you for your attendance on the call today and for your continued interest in New World Restaurant Group.  We turned an important corner in the third quarter, and we hope you’ll continue to be involved with us as we execute our growth strategy.  Operator, you may now open the call to questions.